Exhibit 7.2

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of August 14, 2012, is made by and among Stephens KCG LLC, an Arkansas limited liability company (the “Seller”), and SIE KCG LLC, an Arkansas limited liability company (the “Purchaser”).

W I T N E S S E T H:

WHEREAS, the Purchaser and the Seller desire that the Purchaser will purchase from the Seller, and the Seller will sell to the Purchaser, 750 shares of the Series A-1 Perpetual Convertible Preferred Stock of Knight Capital Group, Inc., a Delaware corporation (the “Company”), par value $.01 per share (“Series A-1 Shares”), having the terms, rights, obligations and preferences set forth in the Certificate of Designation filed with the U.S. Securities and Exchange Commission on August 6, 2012 as Exhibit 3.1 to the Company’s Current Report on Form 8-K, at a purchase price of $1,000.43836 per share;

NOW THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants and conditions contained herein, the parties hereto agree as follows.

ARTICLE I

AUTHORIZATION AND SALE OF SECURITIES

Upon the terms and subject to the conditions of this Agreement, on the Closing Date the Seller shall sell and deliver to the Purchaser the Series A-1 Shares free and clear of all liens, encumbrances, equities or claims for an aggregate purchase price of $750,328.77 in cash (the “Purchase Price”) to be paid in full to the Seller.

ARTICLE II

CLOSING AND DELIVERY OF SECURITIES AND FUNDS

Section 2.1 The consummation of the transactions contemplated hereby (the “Closing”) shall take place, subject to the satisfaction or waiver of all conditions to the Closing set forth in Article III hereof, at the offices of Stephens Inc., 111 Center Street, Little Rock, Arkansas 72201, on the earliest date and time during normal business hours when all conditions set forth in Article III having been satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at Closing) (such date, the “Closing Date”).

Section 2.2 At the Closing, the Purchaser shall deliver to the Seller an amount equal to the Purchase Price in immediately available funds.

Section 2.3 At the Closing, the Seller shall deliver to the Purchaser such documentation as is necessary to permit the Purchaser to obtain beneficial ownership of the Series A-1 shares, which shall be transferred to it in book-entry form as soon as practicable following the Closing, in accordance with customary procedures.

ARTICLE III

CLOSING CONDITIONS

The obligation of the parties to complete the transactions contemplated by Article II hereof (the “Securities Purchase”) shall be conditioned on the satisfaction or waiver of the following conditions.

Section 3.1 The obligation of the Purchaser to complete the Securities Purchase shall be conditioned on the satisfaction (or waiver by the Purchaser) of the following conditions.

(a) The representations and warranties of the Seller contained in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except for any such representations or warranties expressly made as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) The Seller shall have performed in all material respects all of its covenants and obligations in this Agreement that are to be performed at or prior to the Closing Date.

Section 3.2 The obligation of the Seller to complete the Securities Purchase shall be conditioned on the satisfaction (or waiver by the Seller) of the following conditions.

(a) The representations and warranties of the Purchaser contained in this Agreement shall be true and correct on and as of the date hereof and on and as of the Closing Date as if made on and as of the Closing Date (except for any such representations or warranties made as of the date hereof or as of another date, which shall be true and correct as of such date).

(b) The Purchaser shall have performed in all material respects all of its covenants and obligations in this Agreement that are to be performed at or prior to the Closing.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE SELLER

The Seller hereby represents and warrants to, and covenants with, the Purchaser, on the date hereof and as of the Closing Date (or such other date specified herein) (it being understood that the Seller is providing such representations, warranties and covenants on its own behalf only and hereby makes no representations, warranties or covenants regarding any other person or entity from which the Purchaser has acquired the Series A-1 Shares):

Section 4.1 Status. The Seller has been duly organized and is validly existing under the laws of its jurisdiction of incorporation or organization.

Section 4.2 Authorization, Enforceability of Agreement. The Seller has the power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by the Seller and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Seller. This Agreement will be validly executed and delivered by the Seller and assuming due authorization, execution and delivery of such agreement by the Purchaser, will constitute a valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity (“Bankruptcy Exceptions”).

Section 4.3 Ownership and Title. The Seller is and will be on the Closing Date the record and beneficial owner of the Securities, free and clear of any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership (each, an “Encumbrance”).

Section 4.4 Registration of Securities. The Securities Purchase will be consummated under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to an automatic shelf registration statement on Form S-3 (File No. 333-183079) (the “Registration Statement”) filed by the Company on behalf of itself and certain selling security holders, including the Seller. The Registration Statement has been declared effective under the Securities Act.

ARTICLE V

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PURCHASER

The Purchaser hereby represents and warrants to, and covenants with, the Seller as follows.

Section 5.1 Status. The Purchaser has been duly organized and is validly existing under the laws of its jurisdiction of incorporation or organization.

Section 5.2 Authorization of this Agreement. The Purchaser has the power and authority to enter into this Agreement and to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement by the Purchaser and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement will be validly executed and delivered by the Purchaser, and assuming due authorization, execution and delivery of this Agreement by the Seller, constitutes a valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except to the extent that the enforcement thereof may be limited by the Bankruptcy Exceptions.

Section 5.3 Exculpation. The Purchaser acknowledges that it is not relying upon any other person in making its investment or decision to invest in the Company.

ARTICLE VI

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS

Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Seller and the Purchaser herein shall survive the execution of this Agreement, the delivery to the Purchaser of the Securities being purchased and the payment therefor.

ARTICLE VII

ASSIGNMENT

Neither this Agreement nor any right, remedy, obligation nor liability arising hereunder or by reason hereof shall be assignable by any party hereto without the prior written consent of the other party, and any attempt to assign any right, remedy, obligation or liability hereunder without such consent shall be void, except an assignment by any Purchaser, in the case of a merger or consolidation where such party is not the surviving entity, or a sale of substantially all of its assets, to the entity that is the survivor of such merger or consolidation or the purchaser in such sale.

ARTICLE VIII

SEVERABILITY

In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

ARTICLE IX

GOVERNING LAW; SUBMISSION TO JURISDICTION, ETC.

This Agreement will be governed by and construed in accordance with the laws of the State of Arkansas applicable to contracts made and to be performed entirely within such State.

ARTICLE X

TERMINATION

This Agreement may be terminated at any time prior to the Closing by the mutual written consent of the Purchaser and the Seller; provided, that either the Purchaser or the Seller, in its sole discretion without requiring consent of the other party, may terminate this Agreement if the Closing shall not have occurred by 9:30 am Central time on August 20, 2012. In the event of termination of this Agreement as provided in this Section, this Agreement shall forthwith become void and there shall be no liability on the part of either party hereto except that nothing herein shall relieve either party from liability for any breach of any covenant of this Agreement.

ARTICLE XI

ENTIRE AGREEMENT, ETC.

This Agreement constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

ARTICLE XII

NO THIRD PARTY BENEFICIARIES

Nothing contained in this Agreement, expressed or implied, is intended to confer upon any person or entity other than the Seller and the Purchaser any benefits, rights, or remedies.

Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

AGREED AND ACCEPTED:

Stephens KCG LLC

By:	Stephens Investments Holdings LLC, Manager

By:	/s/ David Knight
David Knight
Senior Vice President

SIE KCG LLC

By:	/s/ Mark Doramus
Mark Doramus
Manager